April 17, 2003

Board of Directors
Zimmer Holdings, Inc.
345 East Main Street
Warsaw, Indiana 46580

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2003. Note 2 therein describes a change in accounting principle for instruments, which are hand held devices (tools) used by orthopaedic surgeons during total joint replacement and other surgical procedures. The accounting principle is being changed from the recognition of instruments as a selling, general and administrative expense in the year in which the instruments are placed in service to the recognition of instruments as long-lived assets depreciated on a straight-line method over their estimated useful lives determined principally in reference to the associated product life cycles. It should be understood that the preferability of one acceptable method of accounting over another for accounting for instruments has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2002. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP